                                                                EXHIBIT 99.B9(c)


                          SUB-ADMINISTRATION AGREEMENT




     THIS SUB-ADMINISTRATION AGREEMENT is made as of June 1, 1997 (the "Agreement"), by and between FIRST DATA INVESTOR SERVICES GROUP, INC., a Massachusetts corporation ("FDISG"), and THE CHICAGO TRUST COMPANY, an Illinois corporation (the "Administrator").

     WHEREAS, the Administrator has entered into an Administration Agreement with CT & T Funds (the "Company") pursuant to which the Administrator has agreed to provide certain administrative services to the Company;



     WHEREAS, the Company is registered as a diversified open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and



     WHEREAS, the Administrator desires to retain FDISG to render certain administrative services with respect to each investment portfolio of the Company listed in Schedule A hereto, as the same may be amended from time to time by the parties hereto (collectively, the "Funds"), and FDISG is willing to render such services;


                                  WITNESSETH:

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:


     1. Appointment. The Administrator hereby appoints FDISG to act as Sub-Administrator of the Company on the terms set forth in this Agreement. FDISG accepts such appointment and agrees to render the services herein set forth for the compensation herein provided to the Funds listed on Schedule A. In the event that the Administrator decides to retain FDISG to act as Sub-Administrator hereunder with respect to one or more portfolios other than the Funds, the Administrator shall notify FDISG in writing. If FDISG is willing to render such services, it shall notify the Administrator in writing whereupon such portfolio shall become a Fund hereunder.



     2. Delivery of Documents. The Administrator has furnished FDISG with copies properly certified or authenticated of each of the following:



        (a) Resolutions of the Company's Board of Trustees authorizing the appointment of the Administrator as administrator of the Company and the Administrator's appointment of FDISG to provide certain administrative services required by the Company for each Fund and approving this Agreement;



        (b) The Company's Declaration of Trust (the "Declaration of Trust") filed with the State of Delaware and all amendments thereto;

        (c) The Company's By-Laws and all amendments thereto (the "By-Laws");


        (d) The Investment Advisory Agreements between the Company and The Chicago Trust Company and Montag & Caldwell, Inc. and the Sub-Investment Advisory Agreement between the Company and Talon Asset Management, Inc. (the "Advisors") and all amendments thereto (the "Advisory Agreements");



        (e) The Custody Agreement between Bankers Trust (the "Custodian") and the Company dated as of June 1, 1997 and all amendments thereto (the "Custody Agreement");

        (f) The Transfer Agency and Services Agreement between First Data Investor Services Group, Inc. (the "Transfer Agent") and the Company dated as of June 1, 1997 and all amendments thereto;



        (g) The Distribution Agreement between First Data Distributors, Inc. (the "Distributor") and the Company dated as of June 1, 1997 and all amendments thereto (the "Distribution Agreement");



        (h) The Company's most recent Post-Effective Amendment to its Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and under the 1940 Act (File Nos. ________ and ________), relating to shares of the Company's beneficial interest, $.___ par value per share, and all amendments thereto;


        (i) Each Fund's most recent prospectus and Statement of Additional Information and all amendments and supplements thereto (collectively, the "Prospectuses"); and

     (j) The Administration Agreement between the Administrator and the Company dated as of June 15, 1995, and all amendments thereto (the "Administration Agreement").



     The Administrator will furnish FDISG from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Administrator will provide FDISG with any other documents that FDISG may reasonably request and will notify FDISG as soon as possible of any matter materially affecting the performance of FDISG of its services under this Agreement.



     3. Duties as Sub-Administrator. Subject to the supervision and direction of the Administrator of the Company, FDISG, as Sub-Administrator, will assist in supervising various aspects of the Company's administrative operations and undertakes to perform the following specific services:


     (a) Maintaining office facilities (which may be in the offices of FDISG or a corporate affiliate) and furnishing corporate officers for the Company;


     (b) Performing the functions ordinarily performed by a mutual fund group's internal legal department as described in Schedule D to this Agreement, furnishing data processing


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



services, clerical services, and executive and administrative services and standard stationery and office supplies in connection with the foregoing;

     (c) Accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Company as may be required by Section 31(a) of the 1940 Act and the rules thereunder);

     (d) Internal auditing;

     (e) Performing all functions ordinarily performed by the office of a corporate treasurer, and furnishing the services and facilities ordinarily incident thereto, including calculating the net asset value of the shares in conformity with the fund(s) prospectus;

     (f) Preparing reports to the Company's shareholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports on Form N-SAR;


     (g) Preparing and filing various reports or other documents required by federal, state and other applicable laws and regulations, other than those filed or required to be filed by the Advisors or Transfer Agent;


     (h) Preparing and filing the Company's tax returns;


     (i) Assisting the Advisors, at the Advisors' request, in monitoring and developing compliance procedures for the Company which will include, among other matters, procedures to assist the Advisor in monitoring compliance with each Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations;



     (j) Performing all functions ordinarily performed by the office of a corporate secretary, and furnishing the services and facilities incident thereto, including all functions pertaining to matters organic to the organization, existence and maintenance of the corporate franchise of the Company, including preparation for, conduct of, and recording trustees' meetings and shareholder meetings. Trustees' meetings in excess of five in any calendar year and shareholder meetings in excess of one in any two year period shall be for an additional reasonable charge as may be agreed upon by the Company and FDISG;



     (k) Performing "Blue Sky" compliance functions, including maintaining notice filings or registrations in all U.S. jurisdictions requested by the Company, monitoring sales of shares in all such jurisdictions and filing such additional notice or applying for such additional or amended registrations as may be reasonably anticipated to be necessary to permit continuous sales of the shares of the Funds in all such jurisdictions, filing sales literature and advertising materials to the extent required, with such Blue Sky authorities, and making and filing all other applications, reports, notices, documents and exhibits in connection with the foregoing;

     (l) Performing custody liaison operations, including maintaining the day-to-day operational contact with the Custodian, calculating daily cash availability, authorizing and monitoring cash movements, processing corporate actions, supporting income and security settlements processed by the Custodian and recorded by FDISG;



     (m) Furnishing all other services identified on Schedule D annexed hereto and incorporated herein which are not otherwise specifically set forth above; and

     (n) FDISG agrees to provide the services set forth herein in accordance with the Performance Standards annexed hereto as Exhibit 1 of Schedule D and incorporated herein (the "Performance Standards"). Such Performance Standards may be amended from time to time upon written agreement by the parties.


     In performing its duties under this Agreement, FDISG: (a) will act in accordance with the Declaration of Trust, By-Laws, Prospectuses, Statements of Additional Information and with the instructions and directions of the Company and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Company, as necessary and appropriate. Furthermore, FDISG shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Company or any of its Funds and shall not provide any investment advisory services to the Company or any of its Funds.


     4. Compensation and Allocation of Expenses. FDISG shall bear all expenses in connection with the performance of its services under this Agreement, except as indicated below.

     (a) FDISG will from time to time employ or associate with itself such person or persons as FDISG may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both FDISG and the Company. The compensation of such person or persons shall be paid by FDISG and no obligation shall be incurred on behalf of the Company in such respect.


     (b) FDISG shall not be required to pay any of the following expenses incurred by the Company: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; fees of Trustees of the Company who are not affiliated with FDISG; outside auditing expenses; outside legal expenses; or other expenses not specified in this
Section 4 which may be properly payable by the Company.



     (c) The Administrator on behalf of each of the Funds will compensate FDISG for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule B and incorporated herein. Schedule B may be

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amended to add fee schedules for any additional Funds for which FDISG has been retained as Sub-Administrator.


     (d) The Administrator will compensate FDISG for its services rendered pursuant to this Agreement in accordance with the fees set forth above. Such fees do not include reasonable out-of-pocket disbursements of FDISG for which FDISG shall be entitled to bill separately. Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in Schedule C, annexed hereto and incorporated herein, which schedule may be modified by FDISG upon not less than thirty days' prior written notice to the Administrator and the Special Projects outlined in Schedule D hereto.


     (e) FDISG will bill the Administrator as soon as practicable after the end of each calendar month, and said billings will be detailed in accordance with the out-of-pocket schedule.


     (f) The payment of all fees and expenses shall be due within 45 days of receipt of invoice. FDISG may charge a service fee equal to the lesser of (i) one and one half percent (1-1/2%) per month or (ii) the highest interest rate legally permitted on any fees not paid within 45 days of receipt of invoice.


     (g) The Administrator acknowledges that the fees that FDISG charges the Administrator under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 7 and the limitations on liability in Section 5. Modifying the allocation of risk from what is stated here would affect the fees that FDISG charges, and in consideration of those fees, the Administrator agrees to the stated allocation of risk.


     5.  Limitation of Liability.


     (a) FDISG shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Administrator or the Company in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from FDISG's willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof.


     (b) Neither party may assert any cause of action against the other party under this Agreement that occurred more than two (2) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.


     (c) Each party shall have the duty to mitigate damages for which the other party may become responsible.


     (d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR CONSEQUENTIAL DAMAGES

     6. Indemnification.


     (a) The Administrator shall indemnify and hold FDISG harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against FDISG or for which FDISG may be held to be liable in connection with this Agreement or FDISG's performance hereunder (a "Claim"), unless such Claim resulted from a negligent act or omission to act, bad faith or willful misfeasance by FDISG in the performance of its duties hereunder.



     (b) FDISG shall indemnify and hold the Administrator harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Administrator or for which the Administrator may be held to be liable in connection with this Agreement (a "Claim"), provided that such Claim resulted from a negligent act or omission to act, bad faith or willful misfeasance by FDISG in the performance of its duties hereunder.

     (c) In any case in which the one party hereto (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Administrator promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Section 6 shall survive the termination of this Agreement.



     7. EXCLUSION OF WARRANTIES. THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, FDISG DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE FUND OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT.


     8. Termination of Agreement.


     (a) This Agreement shall be effective on the date first written above and shall continue for a period of three (3) years (the "Initial Term"), unless earlier terminated pursuant to the terms of this Agreement or the termination of the Administration Agreement. Thereafter, this

Agreement shall be renewed for successive terms of three (3) years ("Renewal Terms") each, provided that the Administrator shall provide FDISG with written notice of its intent to renew not less than ninety (90) days nor more than one hundred-eighty (180) days prior to the expiration of the Initial Term or any Renewal Term.



        (b) FDISG may terminate this Agreement at the end of the Initial Term or at the end of any subsequent Renewal Term upon not than less than ninety (90) days or more than one hundred-eighty (180) days prior written notice to the Administrator.



        (c) This Agreement may be terminated by the Administrator prior to the expiration of the Initial Term or any Renewal Term in the event FDISG has failed to meet the Performance Standards, as set forth in Exhibit 1 to Schedule D, in four months of any rolling six month period. The Administrator will provide FDISG with 60 days' notice in writing after the fourth month of FDISG's failure to meet the Performance Standards if the Administrator intends to exercise this option under this Section 8(c). Notwithstanding the foregoing, the Administrator's right under this Section 8(c) shall not commence until ninety (90) days after FDISG has begun providing services under this Agreement.

        (d) In the event a termination notice is given by the Administrator, all reasonable expenses associated with movement of records and materials and conversion thereof will be borne by the Administrator.



        (e) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") resulting in a material loss to the other party, such other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party.
If FDISG is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of FDISG with respect to services performed prior to such termination or rights of FDISG to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.


     9. Modifications and Waivers. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against FDISG unless said writing is executed by a Senior Vice President, Executive Vice President or President of FDISG. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.


     10. No Presumption Against Drafter. FDISG and the Administrator have jointly participated in the negotiation and drafting of this Agreement. The Agreement shall be construed as if drafted jointly by the Administrator and FDISG, and no presumptions arise favoring any party by virtue of the authorship of any provision of this Agreement.

     11. Publicity. Neither FDISG nor the Administrator shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.


     12. Severability. The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

     13. Miscellaneous.


        (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Administrator or FDISG shall be sufficiently given if addressed to the party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.



                    To the Administrator:

                    The Chicago Trust Company
                    171 North Clark Street
                    Chicago, Illinois 60601
                    Attention:  President - CT&T Funds


                    To FDISG:

                    First Data Investor Services Group, Inc.

                    4400 Computer Drive
                    Westborough, Massachusetts 01581
                    Attention:  President

                    with a copy to FDISG's General Counsel



        (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to confer upon any other person any rights or remedies hereunder.
This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that FDISG may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. FDISG may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by FDISG. FDISG shall provide the Company with written notice of the engagement of any subcontractor to perform substantially all of the obligations contained in this Agreement to be performed by FDISG.



        (c) The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and FDISG and the Administrator hereby submit themselves to the exclusive jurisdiction of those courts.


        (d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

        (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.




     14. Confidentiality.


        (a) The parties agree that the Proprietary Information (defined below) (collectively "Confidential Information") are confidential information of the parties and their respective licensers. The Administrator and FDISG shall exercise reasonable care to safeguard the confidentiality of the Confidential Information of the other. The Administrator and FDISG may each use the Confidential Information only to exercise its rights or perform its duties under this Agreement. Except as may be required by law, the Administrator and FDISG shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Administrator and FDISG may, however, disclose Confidential Information to its employees who have a need to know the Confidential Information to perform work for the other, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed by its employees in breach of this Agreement. The Administrator and FDISG may also disclose the Confidential Information to independent contractors, auditors and professional advisors, if necessary. Notwithstanding the previous sentence, in no event shall either the Administrator or FDISG disclose the Confidential Information to any competitor of the other without specific, prior written consent.


        (b) Proprietary Information means:


        (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Administrator or FDISG, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

           (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Administrator or FDISG a competitive advantage over its competitors;
and

           (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

        (c) Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

        (d) The Administrator acknowledges that breach of the restrictions on use, dissemination or disclosure of any Confidential Information would result in immediate and irreparable harm, and money damages would be inadequate to compensate FDISG for that harm. FDISG shall be entitled to equitable relief, in addition to all other available remedies, to redress any such breach.

     15. Force Majeure. No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

     16. Entire Agreement. This Agreement, including all Schedules hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.


                            FIRST DATA INVESTOR SERVICES GROUP, INC.



                            By:  /s/Barbara L. Worthen
                               -----------------------
                            Name:  Barbara L. Worthen

                            Title:  Executive Vice President


                            THE CHICAGO TRUST COMPANY

                            By:  /s/Stuart Bilton
                               -----------------------
                            Name:  Stuart Bilton

                            Title:  CEO




ACKNOWLEDGED AND AGREED TO:

CT & T FUNDS

By:  /s/Kenneth Anderson
   ---------------------
Name:  Kenneth Anderson
     -------------------
Title:  President
      ------------------

                                   SCHEDULE A


                                 LIST OF FUNDS

                         Montag & Caldwell Growth Fund
                       Chicago Trust Growth & Income Fund
                            Chicago Trust Talon Fund
                      Chicago Trust Asset Allocation Fund
                        Montag & Caldwell Balanced Fund
                            Chicago Trust Bond Fund
                       Chicago Trust Municipal Bond Fund
                        Chicago Trust Money Market Fund

                                   SCHEDULE B

                                  FEE SCHEDULE

     The Administrator, on behalf of each Fund, will pay FDISG on the first business day of each month a fee for the previous month at the rates listed below. The fee for the period from the effective date of this Agreement to the end of such month shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

I.    ADMINISTRATION FEES:

         .06% of less than $2 billion of the aggregate average daily net assets of the Funds; and

         .045% of aggregate average daily net assets of the Funds of at least $2 billion but not more than $3.5 billion; and

         .04% of the Funds' aggregate average daily net assets over $3.5 billion.




II.   CUSTODY LIAISON FEES:

         $10,000 for average daily net assets of a Fund less than $100 million; and

         $15,000 for average daily net assets of a Fund of at least $100 million but not more than $500 million; and

         $20,000 for average daily net assets of a Fund over $500 million.

III.  OUT-OF POCKET EXPENSES:







      FDISG shall be entitled to collect all out-of-pocket fees described in Schedule C.




      These fees may be adjusted from time to time in the event of FDISG's failure to meet the Performance Standards outlined in Exhibit 1 to Schedule D to this Agreement.


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



                                   SCHEDULE C

                             OUT-OF-POCKET EXPENSES


Out-of-pocket expenses include, but are not limited to, the following:

- Postage of Board meeting materials and other materials to the Company's Board members and service providers (including overnight or other courier services)
- Telecommunications charges (including FAX) with respect to communications with the Company's trustees, officers and service providers
- Duplicating charges with respect to filings with federal and state authorities and Board meeting materials
-    Courier services
-    Pricing services
- Forms and supplies for the preparation of Board meetings and other materials for the Company of the Administrator
-    Vendor set-up charges for Blue Sky services
-    Customized programming requests
-    Such other expenses as are agreed to by FDISG and the Administrator

                                   SCHEDULE D

                  FUND ACCOUNTING AND ADMINISTRATIVE SERVICES


ROUTINE PROJECTS
-         Daily, Weekly, and Monthly Reporting
-         Portfolio and General Ledger Accounting
-         Daily Pricing of all Securities
-         Daily Valuation and NAV Calculation
-         Comparison of NAV to market movement
-         Review of price tolerance/fluctuation report
-         Research items appearing on the price exception report
- Weekly cost monitoring along with market-to-market valuations in accordance with Rule 2a7
-         Preparation of monthly ex-dividend monitor
-         Daily cash reconciliation with the custodian bank
- Daily updating of price and rate information to the Transfer Agent/Insurance Agent
-         Daily support and report delivery to Portfolio Management
-         Daily calculation of fund advisor fees and waivers
-         Daily calculation of distribution rates
- Daily maintenance of each fund's general ledger including expense accruals
-         Daily price notification to other vendors as required
-         Calculation of 30-day adjusted SEC yields
-         Preparation of month-end reconciliation package
-         Monthly reconciliation of fund expense records
-         Preparation of monthly pay down gain/loss summaries
-         Preparation of all annual and semi-annual audit work papers
-         Preparation and Printing of Financial Statements
-         Providing Shareholder Tax Information to Transfer Agent
-         Producing Drafts of IRS and State Tax Returns
-         Treasury Services including:
              Provide Officer for the Company
              Expense Accrual Monitoring
              Determination of Dividends
              Prepare materials for review by the board, e.g., 2a-7, 10f-3, 17a-7, 17e-1, Rule 144a
          Tax and Financial Counsel
-         Monthly Compliance Testing including Section 817H




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        DISTRIBUTION AND LEGAL, REGULATORY AND BOARD OF TRUSTEES SUPPORT


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
ROUTINE PROJECTS
-         Provide 1940 Act Attorney to assist in organization
-         Prepare agenda and background materials for legal approval at Board Meetings; make presentations where appropriate; prepare minutes; follow up on issues
-         Review and filing of Form N-SAR
-         Review and filing of Annual and Semi-Annual Financial Reports
-         Assistance in Preparation of Fund Registration Statements
-         Review of all Sales Material and Advertising
-         Coordinate all aspects of the printing and mailing process with outside printers for all shareholder publications
-         Support for all quarterly board meetings
-         Preparation of proxy materials for one meeting per two year period
-         Annual update Post-Effective Amendment (PEA)
-         Prospectus supplements as needed
-         Consultations regarding legal issues as needed
-         SEC audit report
-         Arrange insurance and fidelity bond coverage
-         Support for one special board meeting per year and consent votes where needed
-         One additional PEA (other than annual update)
-         One exemptive order application
-         Assist with marketing strategy and product development



SPECIAL PROJECTS*
-          Proxy material preparation for additional meetings beyond one per two year period
-          N-14 preparation (merger document)
-          Additional PEAs beyond two per year
-          Prospectus simplification
-          Additional exemptive order applications beyond one per year
-          Extraordinary non-recurring projects - e.g., arranging CDSC financing programs
-          Basic sales, mutual funds, and product training to branch and sales representatives


*Charged on a project-by-project basis.
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